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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On March 31, 2020, Standard General issued the press release:

Standard General Urges Fellow Shareholders to Vote for Change at TEGNA’s Upcoming 2020 Annual Shareholders Meeting

Sends Letter and Proxy Materials to Fellow TEGNA Shareholders Describing the Board’s Failures and TEGNA’s Underperformance

Says Current Board Has Destroyed Shareholder Value and Jeopardized Opportunities to Maximize the Value of Shareholders’ Investment

Urges Shareholders to VOTE the WHITE Proxy Card to Elect Standard General’s Four Exceptional Nominees, Who Are Committed to Maximizing Value for All Shareholders

NEW YORK, March 31, 2020 — Standard General L.P., the largest active shareholder of TEGNA Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), with an ownership interest of nearly 10% of the Company's outstanding shares, has mailed its definitive proxy statement to shareholders of TEGNA, soliciting support for the election of four exceptional candidates to TEGNA’s Board of Directors at the Company’s 2020 Annual Shareholders Meeting, which is scheduled for April 30, 2020.

Standard General has also sent a letter to its fellow TEGNA shareholders and launched a website with additional information about the urgent need for change at TEGNA. The letter and website can be accessed at www.TomorrowsTEGNA.com.

The full text of the letter mailed to shareholders today is included below:

March 31, 2020

Dear Fellow TEGNA Shareholder,

Standard General L.P. is the largest active shareholder of TEGNA. We have long invested in publicly-traded local broadcasters, and that experience has led us here. TEGNA has a portfolio of strategically important assets—with more Big 4 affiliates in the top 30 markets than any other company. Given the quality of its stations, TEGNA should be delivering best-in-class performance and commensurate shareholder returns.

Unfortunately, TEGNA shares have been a long-term underperformer. From the time TEGNA completed the spin of its newspaper publishing business until media reports surfaced suggesting takeout interest in the Company in August 2019, the Company’s total shareholder returns have dramatically underperformed the market, TEGNA’s hand-picked peers and closest competitors.

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Total shareholder returns calculated from June 29, 2015 to the close on August 15, 2019, the day before media reports surfaced regarding Apollo’s interest in acquiring TEGNA. Performance of the 2016-2018 Peers and 2017-2019 Peers is based on a market-cap weighted index of companies selected by TEGNA and used for executive compensation purposes during those performance periods. Performance of local broadcast peers (Gray and Nexstar) and broadcast peers (Gray, Nexstar, Scripps and Sinclair) is median TSR for each group. Source: FactSet.

We believe one of the key reasons for TEGNA’s underperformance is the lack of relevant industry expertise on its Board. None of TEGNA’s eleven independent directors has operating experience in local affiliate television broadcasting. That is why we nominated candidates with decades of C-suite and directorship experience in publicly-traded local affiliate television broadcasting companies, and backgrounds spanning strategic planning, finance, M&A and technology. If TEGNA remains an independent public company, as the current Board evidently expects, we believe it needs directors with the expertise our nominees bring, in order to realize the Company’s full potential.

PREMIER ASSETS BURDENED BY MANAGEMENT MISSTEPS

Dave Lougee has been CEO for almost four years, and was the longtime President of Broadcasting for TEGNA’s predecessor Gannett. In total, he has been responsible for the performance of TEGNA’s assets for the last 13 years.

During his long tenure, the Company has failed to take advantage of many critical industry developments. TEGNA missed its chance to create highly profitable duopolies, and has done little to optimize its portfolio of stations to take advantage of the UHF discount for FCC ownership cap calculations. The Company lags the operating margins and retransmission rates of its leading pure-play peers. TEGNA’s lack of operational prowess is evident from the current performance of stations acquired by TEGNA from Belo during Mr. Lougee’s watch. In the years following the acquisition, 9 of the top 11 stations acquired lost market share and are now ranked lower in their respective markets. Only one of the seven #1 ranked stations TEGNA acquired from Belo has maintained its ranking.

We will be providing more information on TEGNA’s performance failures and strategic missteps in an upcoming investor presentation.

THE BOARD HAS FAILED TO HOLD MANAGEMENT ACCOUNTABLE

Despite underwhelming operating and share price performance, TEGNA’s Board has done little to hold management accountable. Mr. Lougee’s compensation has increased every year, and between 2015 and 2019, his total compensation almost doubled. Despite receiving over $35 million in compensation over the last 13 years, Mr. Lougee owns less than $4 million of TEGNA stock, less than he sold over the last decade. As the leader of our Company, Mr. Lougee has not bought a single share of stock in the open market in more than a decade. In short, Mr. Lougee has been overpaid and his equity ownership is poorly aligned with shareholders.

Worse, the Board has supported and enabled Mr. Lougee’s value-destructive acquisition strategy, seemingly aimed at growing the scale of TEGNA without regard for shareholder value. Since 2018, TEGNA has completed approximately $2 billion of cash purchases—more than 80% of the Company’s current stock market capitalization. TEGNA paid excessive prices for the stations it acquired and did not create duopolies, which is the source of efficiencies and synergies that management originally touted as a rationale for industry consolidation. Share repurchases would have been much more accretive.

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Instead, because of the leverage incurred in service of the expensive acquisition spree, the Company suspended its share buyback program. In fact, TEGNA’s current leverage is now in excess of 5x EBITDA and is the highest in its history at what now looks like exactly the wrong time. In just the past week, S&P downgraded the Company’s credit rating further into junk status.

THE BOARD HAS JEOPARDIZED OPPORTUNITIES TO MAXIMIZE THE VALUE OF SHAREHOLDERS’ INVESTMENT

Overpaying management for underperformance and overpaying for acquisitions are troubling enough. The Board’s missteps go further.

In early 2019, as management only recently acknowledged, TEGNA received a proposal from Apollo Management, a leading private equity firm with a strategic broadcasting portfolio, to acquire the Company at a premium.

Not only were those overtures evidently rebuffed, but soon thereafter, TEGNA announced its largest acquisition: the $769 million purchase of stations from Nexstar-Tribune. Half of those stations were acquired from Nexstar, whose stations generally have higher margins than TEGNA’s and benefit from Nexstar’s superior retransmission rates. This leaves little room for operational improvement. Nevertheless, TEGNA paid a premium multiple, far in excess of its own trading multiple, justified publicly on the basis of potential (but we believe highly unlikely) synergies. A few months later, TEGNA announced another large acquisition – $554 million for the stations of Dispatch Broadcasting – at multiples to trailing EBITDA that have not been disclosed.

In late 2019, TEGNA also chose to refinance its existing bank loans with an issuance of more than $2 billion of high yield bonds with onerous “no-call” provisions. This decision will unfortunately cost TEGNA shareholders hundreds of millions of additional breakage costs in a scenario where TEGNA is acquired. This was an ill-advised and unnecessary departure from the Company’s traditional indebtedness profile that had a steady schedule of maturities, rather than large balloon maturities in later years.

We know from the Company’s own disclosures that it has retained a coterie of high-priced advisors well-versed in corporate takeover defense. In the fourth quarter alone, TEGNA spent more than $6 million of shareholder money on “defense” activities. It seems TEGNA got precisely what it hoped: a series of acquisitions and debt refinancings that has made an acquisition of TEGNA substantially more challenging. TEGNA’s increased scale meant additional divestures would be required for an acquirer to complete an acquisition of TEGNA and the debt breakage costs mean an acquirer would likely pay less, making an offer less attractive to shareholders. TEGNA’s directors have seemingly “defended” their own positions and prerogatives at the expense of reducing the likelihood of a premium takeover transaction.

But, the greatest disservice to shareholders is what the Board and management did not do.

We know from TEGNA’s subsequent disclosures that TEGNA did little to engage with Apollo following its expression of interest in February 2019, and another overture last June. And, despite TEGNA’s efforts seemingly aimed at discouraging a takeover proposal – the expensive acquisitions and increased, no-call leverage – several new suitors emerged in the past few weeks, according to third-party press releases and media reports. According to press reports, even Apollo reengaged with the Company, and four interested acquirers expressed interest in buying TEGNA for $20 per share, a significant premium.

For weeks, TEGNA refused to make any public statement regarding its response to third-party expressions of interest. This past Sunday night, TEGNA acknowledged these expressions of interest for the first time - in an announcement essentially declaring efforts to sell the Company are dead. TEGNA claimed it had engaged with two of these interested parties, and those discussions had ended. TEGNA also disclosed that it had not engaged with the other two interested parties, indicating that it had declined to sign confidentiality agreements with these parties, citing lack of clarity on financing sources. Following this announcement, TEGNA’s stock fell roughly twenty percent.

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Once again, TEGNA’s actions call into question the judgment and motives of the incumbent Board. To insist, amid the disruption caused by the COVID-19 crisis, that any interested party demonstrate availability of financing as a pre-condition to permitting access to information would be off-market in any environment and particularly so under current conditions. This approach – like the expensive acquisitions, increased leverage, and no-call debt features on the recent bonds – appears to be aimed more at discouraging a deal than truly exploring the strategic interest these four highly respected and qualified buyers have expressed.

Had TEGNA moved more quickly and shown the flexibility that is customary in ordinary times, we believe TEGNA could have converted the strong interest in a premium-priced acquisition from multiple credible parties into a deal that would be great for shareholders. We believe TEGNA’s Board could have achieved a fantastic outcome for shareholders had it actively pursued a strategic transaction when third-party interest first emerged in early 2019. We believe the Board should have vigorously pursued a transaction rather than ignoring interest, “defending”, and creating roadblocks to value.

We recognize that the current market disruption makes a sale of TEGNA at an appropriate valuation extremely challenging. But it should never have come to this. It is increasingly apparent that the TEGNA Board may have squandered the opportunity to maximize the value of shareholders’ investment. For us, the biggest question is whether that was the Board’s intention and its instructions to its “defense” advisors all along. We intend to review their actions in this strategic review process. Given the track record of strategic and operational missteps at TEGNA, it would be ironic if the one thing this Board did well was to fend off credible suitors.

VOTE FOR CHANGE AT THE UPCOMING 2020 SHAREHOLDER MEETING

This annual meeting is a referendum on the current Board’s stewardship.

The incumbent Board has presided over a period of persistent operational underperformance as well as acquisition, capital allocation and strategy blunders. We believe the Board has failed to properly, objectively and timely review third-party interest in acquiring the Company -- and as a result TEGNA may have missed the window to sell the Company at a premium valuation.

Standard General began engaging with TEGNA in August 2019. We demonstrated our conviction and commitment to TEGNA by making an investment that is approximately 20x that of the current Board and management, combined. The TEGNA Board’s pattern of missteps over the past eight months represents an unfortunate continuation of its long-term record of poor decision making.

We are now convinced that TEGNA will not achieve its potential unless the Board is upgraded and consists of directors who have experience in local affiliate broadcasting and are committed to vigorous oversight of TEGNA’s operations, as well as its capital allocation and strategic alternatives.

WE HAVE NOMINATED EXCEPTIONAL CANDIDATES

Standard General has a history of delivering profitable outcomes in similarly situated local television broadcasting companies, and a strong track record of endorsing and executing corporate actions that create value and benefit all shareholders.

We have nominated four exceptional candidates, each of whom has substantial local broadcasting experience, both in local affiliate operations and transformational M&A. I encourage you to read the enclosed proxy materials, which include detailed biographies of our nominees, each of whom would bring diversity and significant, relevant experience to the Board.

Our nominees are committed to maximizing the value of shareholders’ investment in TEGNA, through a rigorous process to review all of the alternatives, financial, operational and strategic, available to TEGNA. Our nominees are open to all alternatives to maximize value, and have the experience and expertise to help implement changes to TEGNA’s business, operations, capital allocation and strategy to transform TEGNA into the best-in-class operator we believe it should be – Tomorrow’s TEGNA.

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As an owner of TEGNA, your vote in this election is critical.

It’s time for real change at TEGNA. It’s time to start building Tomorrow’s TEGNA.

I urge you to vote the WHITE proxy card for all of Standard General’s nominees.

Best Regards,

Soo Kim

Founding Partner

Standard General L.P.

Biographies of Standard General's Nominees (in alphabetical order)

Colleen B. Brown, 61, is the founder of Marca Global, LLC, a marketing technology company. Ms. Brown served as President and Chief Executive Officer of Fisher Communications, Inc. (NASDAQ: FCSI) from 2005 to 2013 and as a director of Fisher Communications, Inc. from 2006 to 2013. She also served as Senior Vice President of Belo Corporation, President of the Television Division of Lee Enterprises, and President and General Manager of various companies at Gannett Co. Inc. Ms. Brown currently serves as a director of Big 5 Sporting Goods Corporation (NASDAQ:BGFV), TrueBlue, Inc. (NYSE:TBI), German-based Spark Networks, and privately held Port Blakely Companies. She has previously served as chairperson of the board of American Apparel, Inc., and on the boards of Career Builder, Classified Ventures, and DataSphere Technologies. In 2017, Ms. Brown was honored as Director of the Year by the Pacific Northwest National Association of Corporate Directors (NACD). Ms. Brown was inducted in 2014 to the GAMCO Management Hall of Fame. Ms. Brown is also a Henry Crown Fellow and member of the Aspen Leadership Institute. Ms. Brown holds a B.S. from the University of Dubuque and M.B.A. from the University of Colorado. As a director, Ms. Brown will bring to the Board extensive executive experience in strategic planning, operations, finance, and technology. Her leadership as a public company Chief Executive Officer, as well as a senior officer in two large media companies, will be a valuable resource to the Company.

Ellen McClain Haime, 55, is the Chief Financial Officer of Year Up, Boston, MA, a not-for-profit provider of job training services. Ms. McClain previously served as Vice President, Finance of Hearst-Argyle Television, Inc.(NYSE:HTV), a publicly-traded owner/operator of 29 television stations. Prior to her role at Hearst-Argyle, Ms. McClain served as Senior Vice President, Chief Financial Officer and Vice President, Corporate Development at Granite Broadcasting Corporation. Ms. McClain serves on the Board of Directors of Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products. Ms. McClain previously served as President, Chief Operating Officer, Senior Vice President and Chief Financial Officer for the New York Racing Association, Inc., the operator of three of the largest racetracks in the United States. Ms. McClain earned a B.A. in Economics from Brown University and a Master in Business Administration degree from Harvard University. As a director, Ms. McClain will bring to the Board extensive financial, operational and organizational expertise gained as Chief Financial Officer, Chief Operating Officer, and President of public and private enterprises.

Soohyung Kim, 44, is the Founding Partner of Standard General L.P., an investment firm, and is the firm's Chief Executive Officer and Chief Investment Officer. Mr. Kim served as a director of New Young Broadcasting Holding Co., Inc. and Media General from 2011 to its sale in 2017. Mr. Kim is a director of Twin River Worldwide Holdings, Inc. (NYSE:TRWH), where he serves as Chairman of the Board. Mr. Kim was inducted in 2016 to the GAMCO Management Hall of Fame. Mr. Kim holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University. As a director, Mr. Kim will bring to the Board significant experience in the television broadcasting industry as well as extensive M&A experience and knowledge of the capital markets.

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Deborah McDermott, 65, is the Chief Executive Officer of Standard Media Group LLC. Ms. McDermott has over twenty years of experience leading broadcast groups, most recently as Chief Operating Officer of Media General and as Chief Executive Officer and President of Young Broadcasting. In these roles, Ms. McDermott served as a key member of the leadership teams responsible for the successful acquisition and integration of more than 90 stations. Ms. McDermott is also a member of the Broadcasting & Cable Hall of Fame and has served as Chair of the National Association of Television Program Executives (NATPE), Chair of the ABC Affiliate Board of Governors, and as a member of the Boards of the National Association of Broadcasters (NAB) and the Television Bureau of Advertising (TVB). Ms. McDermott is currently a director of MediaCo Holding Inc. (NASDAQ: MDIA) and a director of Truxton Trust. In addition, Ms. McDermott is a member of the board of the Country Music Association. Ms. McDermott is a graduate of South Dakota State University. As a director, Ms. McDermott will bring to the Board significant operating experience in the television broadcasting industry.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC (NYSE: LIN) that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group (NASDAQ: NXST) in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership. Holders who continue to own the stock today have earned a 280% return over 6.6 years.

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Media Contact
media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Standard General L.P., together with the other participants in Standard General’s proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the “Annual Meeting”) of TEGNA Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General’s proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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